                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                 TIFFANY & CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                                              April 8, 2003



TIFFANY & CO.

727 Fifth Avenue
New York, N.Y. 10022

Michael J. Kowalski
Chairman of the Board and Chief Executive Officer

James E. Quinn
President

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Tiffany & Co. on Thursday, May 15, 2003, at 10:00 a.m. in the Roof/Penthouse of the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York.

      We hope that you can join us at this meeting. As a stockholder, your participation in the affairs of Tiffany & Co. is important, regardless of the number of shares that you hold. Therefore, whether or not you are able to personally attend, please vote your shares as soon as possible by completing and returning the enclosed proxy card, by calling the telephone number listed on the card, or by accessing the Internet site to vote electronically.

      Enclosed are Tiffany & Co.'s 2002 Annual Report and Proxy Statement. We hope you find it informative reading.

      Thank you for your interest in Tiffany & Co.

                                               Sincerely,

                                               /s/ Michael J. Kowalski
                                               Michael J. Kowalski


                                               /s/ James E. Quinn
                                               James E. Quinn

                       2003 Annual Meeting of Stockholders

                                 Proxy Statement

                                    [graphic]

                                  Tiffany & Co.

                             PROXY STATEMENT FOR THE
                       2003 ANNUAL MEETING OF STOCKHOLDERS

                                TABLE OF CONTENTS

Attendance and Voting Matters...............................................................     1
         Introduction.......................................................................     1
         Matters To Be Voted On at the 2003 Annual Meeting..................................     1
         How To Vote Your Shares............................................................     1
         The Number of Votes That You Have..................................................     2
         What a Quorum Is...................................................................     3
         What a Broker Non-Vote Is..........................................................     3
         What Vote Is Required To Approve Each Proposal.....................................     3
         Proxy Voting on Proposals in the Absence of Instructions...........................     4
         How Proxies Are Solicited..........................................................     5

Ownership of Tiffany & Co...................................................................     5
         Stockholders Who Own At Least Five Percent of Tiffany & Co.........................     5
         Ownership by Executive Officers and Directors......................................     7
         Compliance of Directors, Executive Officers and Greater-Than-Ten-
                  Percent Stockholders with Section 16(a) Beneficial Ownership
                  Reporting Requirements....................................................     8

Fees Paid to the Independent Accountants....................................................     9

Tiffany & Co.'s Board of Directors and Executive Officers...................................     9
         The Board of Directors, In General.................................................     9
         Committees of the Board of Directors...............................................    10
         Compensation of Directors..........................................................    13
         Compensation of the CEO and Other Executive Officers...............................    15
         Compensation Committee Report on Executive Compensation............................    23

Performance of Tiffany & Co. Stock..........................................................    26

Discussion of Proposals Presented by the Board..............................................    27
         Item I   - Election of the Board of Directors......................................    27
         Item II  - Amendment of Employee Incentive Plan....................................    30
         Item III - Appointment of Independent Accountants..................................    38

Other Matters ..............................................................................    40
         Stockholder Proposals, In General..................................................    40
         Stockholder Proposals for Inclusion in the Proxy Statement
                  for the 2004 Annual Meeting...............................................    40
         Reminder to Vote...................................................................    40
Appendix ...................................................................................    41

                          ATTENDANCE AND VOTING MATTERS

INTRODUCTION

      The Annual Meeting of the stockholders of Tiffany & Co. will be held on Thursday, May 15, 2003, at 10:00 a.m. in the Roof/Penthouse of the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York.

      You are entitled to vote at our 2003 Annual Meeting because you were a stockholder, or held Tiffany & Co. stock through a broker, bank or other nominee, at the close of business on March 25, 2003, the record date for this year's Annual Meeting. That is why you were sent this Proxy Statement and accompanying material.

      We have also enclosed for your review a copy of our 2002 Annual Report to Stockholders. This Report contains financial and other information about our business during our last fiscal year (February 1, 2002 to January 31, 2003).

MATTERS TO BE VOTED ON AT THE 2003 ANNUAL MEETING

      There are three matters scheduled to be voted on at this year's Annual
Meeting:

      -     the election of the Board of Directors,
      - the amendment of our 1998 Employee Incentive Plan to increase the number of shares of common stock that may be delivered to participating employees by 4,000,000, and
      - the approval of independent accountants to audit our fiscal 2003 financial statements.

HOW TO VOTE YOUR SHARES

      You can vote your shares at the Annual Meeting by proxy or in person.

      You can vote by proxy by having one or more individuals who will be at the Annual Meeting vote your shares for you. These individuals are called "proxies" and using them to cast your ballot at the Annual Meeting is called voting "by proxy."

      If you wish to vote by proxy, you must do one of the following:

      - complete the enclosed form, called a "proxy card," and mail it in the envelope provided, or
      - call the telephone number listed on the proxy card (1-800-435-6710) and follow the pre-recorded instructions, or

      - use the Internet to vote by pointing your browser to http://www.eproxy.com/tif; have your proxy card in hand as you will be prompted to enter your control number and to create and submit an electronic vote.

      If you do one of the above, you will have designated three officers of Tiffany & Co. to act as your proxies at the 2003 Annual Meeting. One of them will then vote your shares at the Annual Meeting in accordance with the instructions you have given them on the proxy card, the telephone or the Internet with respect to each of the proposals presented in this Proxy Statement.

      Alternatively, you can vote your shares in person by attending the Annual Meeting. You will be given a ballot at the meeting to complete and return.

      While we know of no other matters to be acted upon at this year's Annual Meeting, it is possible that other matters may be presented at the meeting. If that happens and you have voted by proxy, your proxy will vote on such other matters in accordance with his best judgment.

      If you decide to vote by proxy (including by mail, telephone or Internet), you can revoke - that is, change or cancel - your vote at any time before your proxy casts his vote at the Annual Meeting. Revoking your vote by proxy may be accomplished in one of three ways:

      - you can send an executed, later-dated proxy card to the Secretary of the Company, call in different instructions, or access the Internet voting site.
      - you can notify the Secretary of Tiffany & Co. in writing that you wish to revoke your proxy, or
      -     you can attend the Annual Meeting and vote in person.

      A special note for those who plan to attend the Annual Meeting and vote in person: if your shares are held in the name of a broker, bank or other nominee, you must bring a statement or letter from the person or entity in whose name the shares are registered indicating that you are the beneficial owner of those shares as of the record date. If you do not bring such a statement or letter, your vote at the meeting will not be counted.

THE NUMBER OF VOTES THAT YOU HAVE

      Each share of Tiffany & Co. common stock has one vote. The number of shares, or votes, that you have at this year's Annual Meeting is indicated on the enclosed proxy card.

WHAT A QUORUM IS

      A "quorum" is the minimum number of shares that must be present at an Annual Meeting for a valid vote. For our stockholder meetings, a majority of shares outstanding on the record date must be present.

      The number of shares outstanding at the close of business on March 25, 2003, the record date, was 144,832,574. Therefore, 72,416,288 shares must be present at our 2003 Annual Meeting for a quorum to be established.

      To determine if there is a quorum, we consider a share "present" if:

      - the stockholder who owns the share is present at the Annual Meeting, whether or not he or she chooses to cast a ballot on any proposal, or
      -     the stockholder is represented by proxy at the Annual Meeting.

      If a stockholder is represented by proxy at the Annual Meeting, his or her shares are deemed present for purposes of a quorum, even if:

      - the stockholder withholds his or her vote or marks "abstains" for one or more proposals; or
      -     there is a "broker non-vote" on one or more proposals.

WHAT A "BROKER NON-VOTE" IS

      Shares held in a broker's name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange. Under those rules, your broker must follow your instructions. If you do not provide instructions to your broker, your broker may vote your shares based on its own judgment or it may withhold a vote. Whether your broker votes or withholds its vote is determined by the New York Stock Exchange rules and depends on the proposal being voted upon.

      If your broker withholds its vote, that is called a "broker non-vote." As stated above, broker non-votes are counted as present for a quorum.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL

      Directors are elected by a plurality of the votes cast for directors at the Annual Meeting. Of all nominees, the top eight in terms of "for" votes received will be elected directors.

      You may withhold your vote "for" any nominee, but there is no means for you to vote "against" any nominee. To withhold your vote "for" any or all of the nominees named in this Proxy Statement, you can so mark your proxy card or ballot or, if you vote via telephone or Internet, so indicate by telephone or electronically. A broker non-vote is the same as a withheld vote: neither will have any effect on the outcome of the election of directors.

      To approve the amendment to our 1998 Employee Incentive Plan two things must happen. First, a majority of shares outstanding as of March 25, 2003, must actually vote on the proposal. For this purpose, abstentions will count as votes cast but broker non-votes will not. Second, a majority of those shares actually voting on the proposal must vote in favor of it. For this purpose, abstentions will have the same legal effect as a vote "against" the proposal and broker non-votes will be disregarded. That means that holders of 72,416,288 shares of common stock must actually vote "for" or "against" the proposal (or submit their proxies but "abstain" from voting on the proposal) and at least a majority of those voting must vote "for" the proposal in order to increase the number of shares of common stock that may be delivered to participating employees and their beneficiaries by 4,000,000.

      The proposal to ratify the approval of PricewaterhouseCoopers LLP as independent accountants for fiscal 2003 will be decided by a plurality of the votes cast "for" or "against" the proposal. Therefore, if you "abstain" from voting on this matter - in other words, you do not vote on the matter or you indicate "abstain" on the proxy card, the telephone or by Internet, it will not affect the outcome of votes on this proposal. That is because only votes cast "for" or "against" this proposal will be counted in determining whether or not it has been approved. Broker non-votes on this proposal will be treated the same as abstentions: neither will have any effect on the vote on the proposal.

PROXY VOTING ON PROPOSALS IN THE ABSENCE OF INSTRUCTIONS

      If you do not give any specific instructions as to how your shares are to be voted when you sign a proxy card or vote by telephone or by Internet, your proxies will vote your shares in accordance with the following recommendations of the Board of Directors:

      - FOR the election of all eight nominees for director named in this Proxy Statement,
      - FOR approval of an amendment to our 1998 Employee Incentive Plan increasing the number of shares of common stock that may be delivered to participating employees and their beneficiaries by 4,000,000 and
      - FOR approval of the appointment of PricewaterhouseCoopers LLP as independent accountants to examine our fiscal 2003 financial statements.

      Shares held in the Company's Employee Profit Sharing and Retirement Savings Plan will not be voted by the plan's trustee unless specific instructions for voting are given by plan participants to whose accounts such shares have been allocated.

HOW PROXIES ARE SOLICITED

      We have hired the firm of Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies on behalf of the Board of Directors. Georgeson Shareholder Communications Inc. has agreed to perform this service for a fee of not more than $7,000 plus out-of-pocket expenses.

      Employees of Tiffany and Company, a subsidiary of Tiffany & Co., may also solicit proxies on behalf of the Board of Directors. These employees will not receive any additional compensation for their work soliciting proxies and any costs incurred by them in doing so will be paid for by Tiffany and Company.

      This particular solicitation is being made by mail, but proxies may also be solicited in person, by facsimile, by telephone or by electronic mail (e-mail).

      In addition, we will pay for any costs incurred by brokerage houses and others for forwarding proxy materials to beneficial owners.

                           OWNERSHIP OF TIFFANY & CO.

STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT OF TIFFANY & CO.

      The following table shows all persons who were known to us to be "beneficial owners" of at least five percent of Tiffany & Co. stock as of March 25, 2003. Footnote 1 below provides a brief explanation of what is meant by the term "beneficial ownership." This table is based upon reports filed with the Securities and Exchange Commission, commonly referred to as the SEC. These reports are publicly available. You may therefore obtain copies of them from the SEC, if you so desire.

Name and Address                                              Amount and                             Percent
      of                                                 Nature of Beneficial                          of
Beneficial Owner                                             Ownership (1)                            Class
----------------                                             -------------                            -----
Bank of America Corporation                              20,511,157 (2)                               14.13
      100 North Tryon Street
      Charlotte, NC 28255

Prudential Financial, Inc.
      751 Broad Street
      Newark, NJ 07102-3777                              13,998,501 (3)                                9.60

-------------------------

(1) "Beneficial ownership" is a term broadly defined by the SEC and includes more than the typical form of stock ownership, that is, stock held in the person's name. The term also includes what is referred to as "indirect ownership" such as where, for example, the person has or shares the power to vote the stock, sell it or acquire it within 60 days. Accordingly, some of the shares reported as beneficially owned in this table may actually be held by other persons or organizations. Those other persons and organizations are described in the reports filed with the SEC.

(2) Bank of America Corporation, 100 North Tryon Street, Charlotte, NC 28255 ("BOA"), reported to the SEC on its form Schedule 13G that it beneficially owned 20,511,157 shares of the Company's common stock as of December 31, 2002 and that it had sole voting power over zero shares. BOA filed as a parent holding company or control person with respect to several other owners of the Company's common stock, including Marsico Capital Management, LLC, which reported sole voting power with respect to 18,710,214 shares of the Company's common stock and sole dispositive power over 20,037,489 such shares.

(3)  Prudential Financial, Inc. ("Prudential") reported to the SEC on its form
     Schedule 13G that it may be deemed the beneficial holder of securities beneficially owned by Registered Investment Advisers and Broker Dealers of which it is the direct or indirect parent company. Prudential stated that it reported the combined holdings of such entities for administrative convenience and, as of December 31, 2002, may have direct or indirect voting and/or investment discretion over 13,979,901 shares of Tiffany & Co. stock held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. In addition, Prudential stated that through its beneficial ownership of the Prudential Insurance Company of America ("PICOA") it may be deemed to hold 18,600 shares of Tiffany & Co. stock for the benefit of PICOA's general account.

OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table shows the number of shares of Tiffany & Co. common stock beneficially owned as of March 25, 2003 by those persons who were, as of the end of the last fiscal year (January 31, 2003), directors, the Chief Executive Officer (the "CEO"), and the four next most highly compensated executive officers of Tiffany & Co.

                                                            Amount and                               Percent
                                                        Nature of Beneficial                           of
Name                                                         Ownership                               Class (1)
----                                                         ---------                               ---------
DIRECTORS:
William R. Chaney (Executive Officer)                      1,190,000 (2)                                *
Rose Marie Bravo                                              52,466 (3)                                *
Samuel L. Hayes III                                          216,213 (4)                                *
Abby F. Kohnstamm                                              9,500 (5)                                *
Michael J. Kowalski (CEO)                                  1,432,000 (6)                               1.0
Charles K. Marquis                                          212,082  (7)                                *
James E. Quinn (Executive Officer)                           766,131 (8)                                *
William A. Shutzer                                           273,812 (9)                                *

EXECUTIVE OFFICERS:
Beth O. Canavan                                              179,781 (10)                               *
James N. Fernandez                                           442,131 (11)                               *

ALL EXECUTIVE OFFICERS AND
DIRECTORS AS A GROUP (16 PERSONS):                         5,490,360 (12)                              3.8

-------------------------

(1) An asterisk (*) is used to indicate less than 1% of the class outstanding.

(2) Includes 240,000 shares issuable upon the exercise of "Vested Stock Options" which are stock options that either are exercisable as of March 25, 2003 or will become exercisable within 60 days of that date, and 150,000 shares held by Mr. Chaney's wife.

(3) Includes 48,466 shares issuable upon the exercise of Vested Stock Options.

(4) Includes 54,000 shares held in trust for the benefit of children of Prof. Hayes by Barbara L. Hayes, his wife, as trustee, and 2,079 shares held by Prof. Hayes's wife. Also includes 141,534 shares issuable upon the exercise of Vested Stock Options.

(5) Includes 7,500 shares issuable upon the exercise of Vested Stock Options.

(6) Includes 1,280,000 shares issuable upon the exercise of Vested Stock
Options.

(7) Includes 130,494 shares issuable upon the exercise of Vested Stock Options.

(8) Includes 720,000 shares issuable upon the exercise of Vested Stock Options; 131 shares credited to Mr. Quinn's account under the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan; 33,000 shares held by Mr. Quinn's wife; and 4,000 shares owned by Mr. Quinn's children under the UGMA.

(9) Includes 64,126 shares issuable upon the exercise of Vested Stock Options and 5,200 shares held by or for Mr. Shutzer's minor children, 400 shares held by Mr. Shutzer's son and 114,000 shares held by KJC Ltd. of which Mr. Shutzer is the sole general partner and disclaims beneficial ownership of Tiffany & Co. stock held by KJC Ltd.

(10) Includes 179,250 shares issuable upon the exercise of Vested Stock Options and 531 shares credited to Mrs. Canavan's account under the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan.

(11) Includes 430,000 shares issuable upon the exercise of Vested Stock Options and 131 shares credited to Mr. Fernandez's account under the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan.

(12) Includes 3,944,620 shares issuable upon the exercise of Vested Stock Options and 1,607 shares held in the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan.

COMPLIANCE OF DIRECTORS, EXECUTIVE OFFICERS AND GREATER-THAN-TEN-PERCENT STOCKHOLDERS WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

      Section 16(a) of the Securities Exchange Act of 1934 requires Tiffany & Co.'s directors, executive officers and greater-than-ten-percent stockholders to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. These persons are also required to provide us with copies of those reports.

      Based on our review of those reports and of certain other documents we have received, we believe that, during and with respect to our last fiscal year (February 1, 2002, to January 31, 2003), all filing requirements under Section 16(a) applicable to our directors, executive officers and greater-than-ten-percent stockholders were satisfied except as follows: NONE.

                    FEES PAID TO THE INDEPENDENT ACCOUNTANTS

        PricewaterhouseCoopers LLP ("PwC") serves as the Company's independent accountants.

        The following table presents fees for professional audit services rendered by PwC for the audit of the Company's consolidated financial statements as of and for the years ended January 31, 2002 and 2003, and for its limited reviews of the Company's unaudited condensed consolidated interim financial statements. This table also reflects fees billed for other services rendered by PwC.

                                      January 31,    January 31,
                                         2002           2003
                                      -----------    -----------
Audit Fees                            $  721,000     $  883,000
Audit-related Fees (1)                    32,000        224,400
                                      ----------     ----------
     Audit and Audit-related Fees        753,000      1,107,400
Tax Fees (2)                             266,000        643,000
All Other Fees (3)                       610,000             --
                                      ----------     ----------
     TOTAL FEES                       $1,629,000     $1,750,400

(1) Audit-related fees consist principally of fees for audits of financial statements of certain employee benefit plans and due diligence services.
(2)   Tax fees consist of fees for tax consultation and tax compliance services.
(3) All other fees consist of fees for services for non-recurring and certain benefits related services.

                                       ***

        In making its recommendation to ratify the appointment of PwC as the Company's independent accountants for the fiscal year ending January 31, 2004, the Audit Committee has considered whether PwC's provision of services other than audit services is compatible with maintaining independence of our outside accountants.

            TIFFANY & CO.'S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS, IN GENERAL

        Tiffany & Co. is a Delaware corporation. Our principal subsidiary is Tiffany and Company, a New York corporation. In this Proxy Statement, Tiffany & Co. will be referred to as "Tiffany & Co." or "the Company" and Tiffany and Company will be referred to as simply "Tiffany."

        Our Board of Directors is currently comprised of eight members.

        Directors are required by our By-laws to be less than age 72 when elected or appointed unless the Board of Directors waives that provision with respect to an individual director whose continued service is deemed uniquely important to Tiffany &

Co. The Board of Directors can also fill vacancies and newly created directorships, as well as amend the By-laws to provide for a greater or lesser number of directors.

        The Board of Directors met six times during fiscal 2002. With respect to the eight nominees for director, their attendance rate at Board and committee meetings averaged 93.69% in fiscal 2002.

COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors has an Audit Committee, a Compensation Committee, a Stock Option Subcommittee, a Nominating/Corporate Governance Committee and a Dividend Committee.

                                 Audit Committee

        The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the Company's financial matters. The Board of Directors has adopted and approved a charter for the Audit Committee. The charter was last amended on January 16, 2003. Under its charter, which is attached as Appendix 1, the Audit Committee's responsibilities include:

        - retaining and terminating the Company's independent accountants, reviewing the quality-control procedures and independence of such firm and evaluating their proposed audit scope, performance and fee arrangements,
        - approving in advance all audit and non-audit services to be rendered by the independent accountants,
        -   reviewing the adequacy of our system of internal financial controls,
        - establishing procedures for complaints regarding accounting, internal accounting controls or auditing matters, and
        - conducting a post-audit review of our financial statements and audit findings in advance of filing, and
        -   reviewing in advance proposed changes in our accounting principles.

        Prof. Hayes, Mr. Marquis and Mr. Shutzer currently serve as members of the Audit Committee. During fiscal 2002, there were seven meetings of this committee. The Board of Directors has determined that all members of the Audit Committee are "independent," as that term is defined in Section 303.01 of the New York Stock Exchange's listing standards as now in effect. The Board of Directors has not made a determination as to "independence" under new standards proposed by the New York Stock Exchange for adoption.

        Following is the report of the Audit Committee:

        Included in the Company's Annual Report to Stockholders are the consolidated balance sheets of the Company and its subsidiaries as of January 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, and cash flows for each of the three years in the period ended January 31, 2003. These statements (the "Audited Financial Statements") are the subject of a report by the Company's independent accountants, PricewaterhouseCoopers LLP (" PwC"). The Audited Financial Statements are also included by reference in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

        The Audit Committee reviewed and discussed the Audited Financial Statements with the Company's management.

        The Audit Committee also reviewed and discussed with PwC the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee received from PwC the written disclosure and letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed the independence of PwC with that firm. The Audit Committee has considered whether the provision by PwC of the tax consultation, tax compliance and other non-audit-related services disclosed above under "FEES PAID TO INDEPENDENT ACCOUNTANTS - Tax Fees and All Other Fees" is compatible with maintaining PwC's independence and has concluded that providing such services is compatible with that firm's independence from the Company and its management.

        Based upon the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Audited Financial Statements be included in the Company's Annual Report to Stockholders which is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003 for filing with the Securities and Exchange Commission.

Signed:

Samuel L. Hayes III
Charles K. Marquis
William A. Shutzer, Chair
         Members of the Audit Committee

                             Compensation Committee

        The functions performed by the Compensation Committee include

        -   approval of remuneration arrangements for executive officers, and
        - approval of compensation plans in which officers and employees of Tiffany are eligible to participate.

        Prof. Hayes (Chair), Ms. Bravo, Ms. Kohnstamm, Mr. Marquis and Mr. Shutzer currently serve as members of the Compensation Committee. In fiscal 2002, there were two meetings of this committee.

        Stock Option Subcommittee

        The Stock Option Subcommittee, a subcommittee of the Compensation Committee, determines the grant of options and other matters under our 1998 Employee Incentive Plan.

        Prof. Hayes (Chair), Ms. Bravo, Ms. Kohnstamm and Mr. Marquis currently serve as members of the Stock Option Subcommittee. The Stock Option Subcommittee met seven times in fiscal 2002.


                    Nominating/Corporate Governance Committee

        The role of the Nominating/Corporate Governance Committee is to recommend to the Board of Directors

        -   policies on the composition of the Board of Directors,
        - criteria for the selection of nominees for election to the Board of Directors,
        -   nominees to fill vacancies on the Board of Directors, and
        -   nominees for election to the Board of Directors.

        Mr. Marquis (Chair), Ms. Bravo, Prof. Hayes, Ms. Kohnstamm and Mr. Shutzer currently serve as members of the Nominating/Corporate Governance Committee. This committee had one meeting in fiscal 2002.

                               Dividend Committee

        The role of the Dividend Committee is to declare regular quarterly dividends in accordance with the dividend policy established by the full Board of Directors. Messrs. Chaney, Kowalski and Quinn currently serve as members of the Dividend Committee. This committee did not meet in fiscal 2002 although it has acted by unanimous written consent.

COMPENSATION OF DIRECTORS

        Directors who are not employees of Tiffany & Co. or its subsidiaries are paid or provided with the following for their service on the Board:

        -   an annual retainer of $49,000,
        - an additional annual retainer of $3,500 if the director is also a chairperson of the Compensation, Audit or Nominating/Corporate Governance Committee,
        - a per-meeting-attended fee of $2,000 for meetings attended in person, except that no fee is paid for attendance at any committee or subcommittee meetings which occur on the same day as a meeting of the full Board of Directors,
        - a fee of $500 for each telephonic meeting in which the director participates,
        -   stock options, as discussed below, and
        -   a retirement benefit, also discussed below.

        Under Tiffany's Amended and Restated Executive Deferral Plan, directors may defer up to one hundred percent (100%) of their cash compensation and invest the amounts they defer in various accounts and funds established under the plan.

        Tiffany & Co. also reimburses directors for expenses they incur in attending Board and committee meetings, including expenses for travel, food and lodging.

        As indicated above, non-employee directors may receive options to purchase shares of Tiffany & Co. common stock. These options vest in two equal installments - 1/2 after one year of service on the Board following the grant of the option, and the balance, after two years of service. However, as explained below, all installments become immediately exercisable in the event there is a "change in control" of Tiffany & Co.

        These options typically expire after 10 years, but they expire sooner if, before the end of that 10-year period, the director leaves the Board. The option's exercise price is the fair market value of Tiffany & Co. common stock on the date of grant, which is calculated as the average of the highest and lowest sales prices of the stock on the New York Stock Exchange on the date of grant.

        Current policy provides that new non-employee directors will be granted options to purchase 7,500 shares of Tiffany & Co. common stock upon their election or appointment to the Board and in January of each year an option grant is typically made. In January 2003, each non-employee director was granted an option to purchase 7,500 shares.

        Non-employee directors with five or more years of Board service when they retire are also entitled to receive an annual retirement benefit equal to the lesser of the annual retainer in effect during the year in which they retire or $38,000. Subject to adjustment for partial years served, this benefit is payable quarterly and continues for a period of time equal to the director's length of service on the Board including periods served as an employee director. However, this particular benefit will not apply to any new director appointed or elected after January 1, 1999; accordingly, Ms. Kohnstamm does not participate in this benefit plan.

        Messrs. Kowalski and Quinn are employees of Tiffany. They therefore receive no separate compensation for their service as directors. Mr. Chaney retired as an employee of the Company effective at the close of business on January 31, 2003. He will be compensated as a non-employee director as of February 1, 2003.

COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS

        This section includes a summary of salaries, bonuses and other compensation paid to our CEO and each of the four (4) next highest paid executive officers during the last three fiscal years. Also presented in this section are options granted to and exercised by each of them in fiscal 2002, retirement benefits currently available to them and any special employment, termination or change-in-control arrangements that have been made with any of them.

                           SUMMARY COMPENSATION TABLE

                                                                                Long Term
                                                Annual Compensation           Compensation
                                             ------------------------      ---------------------
Name and                                                                   Securities Underlying    All Other
Principal Position (1)            Year         Salary       Bonus(2)           Options/SARs        Compensation
----------------                 ------      ----------    -----------     ---------------------   -------------
Michael J. Kowalski               2002        $841,082      $451,000         195,000 shares        $11,390  (3)
  President and CEO               2001        $814,730      $219,000         150,000 shares        $141,076 (4)
                                  2000        $765,247    $1,125,000         100,000 shares        $157,336 (5)

William R. Chaney                 2002        $498,658            $0          50,000 shares          $2,841 (6)
  Chairman of the                 2001        $498,658            $0          50,000 shares        $144,676 (7)
  Board                           2000        $498,658      $250,000          30,000 shares        $169,716 (8)

James E. Quinn                    2002        $645,090      $230,000         140,000 shares         $11,953 (9)
  Vice Chairman                   2001        $621,788      $112,000         110,000 shares        $105,836 (10)
                                  2000        $581,128      $575,000          75,000 shares        $119,486 (11)

Beth Owen Canavan                 2002        $405,006      $115,000          85,000 shares          $9,761 (12)
  Executive Vice President        2001        $392,022       $55,000          75,000 shares         $94,756 (13)
                                  2000        $354,814      $280,000          50,000 shares         $66,696 (14)

James N. Fernandez                2002        $544,994      $174,000         118,000 shares         $12,214 (15)
  Executive Vice President        2001        $526,659       $84,000         100,000 shares         $93,508 (16)
  and Chief Financial Officer     2000        $490,219      $436,500          65,000 shares         $65,767 (17)

(1) Titles are as of the end of fiscal year 2002 (January 31, 2003) and do not reflect changes that became effective as of the close of business on that date. Those changes were, the resignation of Mr. Chaney as Chairman of the Board, the appointment of Mr. Kowalski to that position and the appointment of Mr. Quinn to the position of President.

(2) Bonus amounts are earned in the fiscal year ended January 31, paid in the following March, and in 2000 and 2002 included cash incentive awards under the 1998 Employee Incentive Plan on the basis of achieved Performance Goals, specifically, increases above target amounts for the Company's consolidated earnings per share.

(3) Includes $0 attributable to split-dollar life insurance premiums, $5,890 attributable to premiums for executive long-term disability insurance and $5,500 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan. The split-dollar life insurance provided to Mr. Kowalski and other executive officers is discussed below under "Other Compensation Arrangements."

(4) Includes $133,600 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $5,100 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan. The split-dollar life insurance provided to Mr. Kowalski and other executive officers is discussed below under "Other Compensation Arrangements."

(5) Includes $149,860 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $5,100 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(6) Includes $0 attributable to split-dollar life insurance premiums and $2,841 attributable to premiums for executive long-term disability insurance. Mr. Chaney's deferred compensation arrangement is discussed below under "Other Compensation Arrangements."

(7) Includes $142,300 attributable to split-dollar life insurance premiums and $2,376 attributable to premiums for executive long-term disability insurance. Mr. Chaney's deferred compensation arrangement is discussed below under "Other Compensation Arrangements."

(8) Includes $167,340 attributable to split-dollar life insurance premiums and $2,376 attributable to premiums for executive long-term disability insurance.

(9) Includes $0 attributable to split-dollar life insurance premiums, $6,453 attributable to premiums for executive long-term disability insurance and $5,500 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(10) Includes $98,360 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $5,100 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(11) Includes $112,010 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $5,100 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(12) Includes $0 attributable to split-dollar life insurance premiums, $4,261 attributable to premiums for executive long-term disability insurance and $5,500 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(13) Includes $87,280 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $5,100 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(14) Includes $59,220 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $5,100 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(15) Includes $0 attributable to split-dollar life insurance premiums, $6,714 attributable to premiums for executive long-term disability insurance and $5,500 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(16) Includes $86,032 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $5,100 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

(17) Includes $58,291 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $5,100 for the Company's matching contributions to the 401(k) feature of the Company's Employee Profit Sharing and Retirement Savings Plan.

                        OPTION GRANTS IN FISCAL YEAR 2002

                                                Percent of
                                               Total Options
                                              Granted to all
                                               Employees in        Per
                                                  Fiscal          Share
                                Options            Year          Exercise        Expiration         Grant Date
Name                          Granted (1)          2002          Price (2)        Date (3)       Present Value (4)
--------                     ------------     --------------     ---------       ----------      -----------------
Michael J. Kowalski          195,000 shares         8.9          $25.84            1/16/2013          $1,802,931
William R. Chaney             50,000 shares         2.3          $25.84            1/16/2013            $462,290
James E. Quinn               140,000 shares         6.4          $25.84            1/16/2013          $1,294,412
Beth O. Canavan               85,000 shares         3.9          $25.84            1/16/2013            $785,893
James N. Fernandez           118,000 shares         5.4          $25.84            1/16/2013          $1,091,004

-------------------------

(1) Options vest (become exercisable) over a four-year period in four equal annual installments, each contingent on continued employment. However, all installments immediately vest if there is a "change in control", death or disability. The term "change in control" is discussed below.

(2) The exercise price for each share is its fair market value on the date of grant. This is determined by averaging the highest and lowest sales prices of Tiffany & Co. common stock on the New York Stock Exchange on the date of grant.

(3) Options expire no later than the 10th anniversary of the grant date, subject to earlier expiration in the event of voluntary or involuntary pre-retirement termination of employment (three months after termination), death, disability or retirement (two years after the event).

(4) The amounts stated are hypothetical values calculated under the Black-Scholes model, a mathematical formula used to value options covering securities traded on stock exchanges. This formula considers a number of factors in estimating an option's present value, including the stock's volatility rate (37.5%), expected term (5 years), interest rate (2.9%) and dividend yield (0.6%). The actual value, if any, that the executive officer will realize from these options will depend solely on the increase of the stock price over the $25.84 share exercise price when the options are exercised.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2002
                        AND FISCAL YEAR-END OPTION VALUES

                                                               Number of                 Value (2) of
                           Shares                         Unexercised Options        In-The-Money Options
                          Acquired          Value       at Fiscal Year-End (1)      at Fiscal Year-End (1)
Name                     on Exercise      Realized     Exercisable/Unexercisable   Exercisable/Unexercisable
--------------           -----------     ----------    -------------------------   -------------------------
Michael J. Kowalski         48,000       $1,529,464      1,280,000 / 395,000           $14,339,888/  $0
William R. Chaney                0                0        240,000 / 110,000           $ 2,255,518/  $0
James E. Quinn              60,000       $2,119,037        720,000 / 285,000           $ 6,555,688/  $0
Beth O. Canavan              9,000       $  239,409        179,250 / 178,750           $ 1,045,233/  $0
James N. Fernandez               0                0        430,000 / 243,000           $ 3,255,000/  $0

(1) Options are deemed "exercisable" in this table if they are exercisable as of January 31, 2003, or will become exercisable within 60 days of that date.

(2) The market price per share on which the option value was calculated was $23.085

                      EQUITY COMPENSATION PLAN INFORMATION
                             (as of fiscal year end)

        Plan category           Number of securities to be    Weighted average exercise      Number of securities
                                  issued upon exercise of       price of outstanding        remaining available for
                                   outstanding options,         options, warrants and        future issuance under
                                    warrants and rights                rights              equity compensation plans
                                                                                             (excluding securities
                                                                                           reflected in column (a))
                                            (a)                          (b)                          (c)
-----------------------------   --------------------------    -------------------------    -------------------------
  Equity compensation plans             13,205,139                    $22.3817                   1,333,502 (1)
 approved by security holders
Equity compensation plans not                0                            0                            0
 approved by security holders
            Total                       13,205,139                    $22.3817                   1,333,502

(1) Shares indicated are the aggregate of those issuable under the Company's 1998 Employee Incentive Plan (the "Employee Plan") and the Company's 1998 Directors Option Plan (the "Directors Plan"). Both plans provide for the issuance of options and stock awards. To date it has been the Company's practice to issue only options. However, under the Employee Plan up to 1,000,000 shares could be issued as stock awards (only 591,002 shares remaining for issuance), and under the Directors Plan all shares of the 742,500 remaining for issuance could be issued as stock awards.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        As indicated above, the following directors served as members of the Compensation Committee during the 2002 fiscal year: Ms. Bravo, Professor Hayes, Ms. Kohnstamm, Mr. Marquis and Mr. Shutzer. None of the members of the Compensation Committee was, at any time either during or before such fiscal year, an employee of Tiffany & Co. or any of its subsidiaries.

              PENSION PLAN AND SUPPLEMENTAL RETIREMENT INCOME PLAN

        Tiffany has established two separate retirement plans for eligible employees: a Pension Plan and a Supplemental Retirement Income Plan.

        The Pension Plan is a "qualified plan," that is, it is designed to comply with those provisions of the Internal Revenue Code applicable to retirement plans. The Pension Plan provides participants with a retirement benefit based on the participant's "average final compensation" multiplied by his or her years of service with Tiffany. The amount of the benefit payable under the Pension Plan is subject to Internal Revenue Code limitations and mandatory vesting.

        The Supplemental Retirement Income Plan is not a qualified plan and is not subject to Internal Revenue Code limitations on the amount of benefits it may pay. It was established to supplement the Pension Plan and Social Security by providing additional payments upon a participant's retirement. Except in the event of a change of control (see below), benefits under the Supplemental Retirement Income Plan do not vest until a participant attains age 60 while employed by Tiffany and until he or she has provided 15 years of service.

        Payments under the Supplemental Retirement Income Plan, together with payments under the Pension Plan and from Social Security, would equal a variable percentage of the participant's "average final compensation." This assumes that the vesting requirements under the Supplemental Retirement Income Plan are met.

        Depending upon the participant's years of service with Tiffany, the combined benefit under the Pension Plan and the Supplemental Retirement Income Plan and from Social Security would be as follows:

                                                            Combined Benefit as a
                                                                Percentage of
                  Years of Service                        Average Final Compensation
                  ----------------                        --------------------------
                    less than 10                                      (1)
                    10-14                                             20%
                    15-19                                             30%
                    20-24                                             40%
                    25-29                                             50%
                    30 or more                                        60%

        A participant's "average final compensation" is the average annual compensation he or she received over the five highest paid plan years (January 1 to December 31) during his or her last 10 years of service. In general, compensation reported in the Summary Compensation Table above as "Salary" and "Bonus" is compensation for purposes of the Pension Plan and the Supplemental Retirement Income Plan; amounts attributable to the exercise of stock options are not included.

-----------------
(1) A participant retiring with less than 10 years of service would not, except in certain instances where a change of control has occurred, receive any benefit under the Supplemental Retirement Income Plan, but would receive a benefit under the Pension Plan. However, the formula for benefits under the Pension Plan is a function of years of service and covered compensation (subject to Internal Revenue Code limitations) and not any specific percentage of the participant's average final compensation.

        The following table sets forth the estimated combined annual benefit payable on retirement to participants under the Supplemental Retirement Income Plan, Pension Plan and Social Security.

                                               Annual Total Benefit for Years of Service
                       -----------------------------------------------------------------------------------------
Average Final
Compensation               15                  20                   25                 30                  35
-------------          ---------            --------            ---------          ---------            --------
$125,000                $37,500              $50,000             $62,500            $75,000              $75,000
$150,000                $45,000              $60,000             $75,000            $90,000              $90,000
$175,000                $52,500              $70,000             $87,500           $105,000             $105,000
$200,000                $60,000              $80,000            $100,000           $120,000             $120,000
$225,000                $67,500              $90,000            $112,500           $135,000             $135,000
$250,000                $75,000             $100,000            $125,000           $150,000             $150,000
$300,000                $90,000             $120,000            $150,000           $180,000             $180,000
$400,000               $120,000             $160,000            $200,000           $240,000             $240,000
$450,000               $135,000             $180,000            $225,000           $270,000             $270,000
$500,000               $150,000             $200,000            $250,000           $300,000             $300,000
$600,000               $180,000             $240,000            $300,000           $360,000             $360,000
$700,000               $210,000             $280,000            $350,000           $420,000             $420,000
$800,000               $240,000             $320,000            $400,000           $480,000             $480,000
$900,000               $270,000             $360,000            $450,000           $540,000             $540,000
$1,000,000             $300,000             $400,000            $500,000           $600,000             $600,000
$1,200,000             $360,000             $480,000            $600,000           $720,000             $720,000

        All executive officers except Mr. Chaney are eligible to participate in the Pension Plan and the Supplemental Retirement Income Plan. At the end of the last fiscal year (January 31, 2003), the current years of creditable service and average final compensation under both plans for each of the eligible executive officers named in the Summary Compensation Table were as follows:

Name                                Years of Service          Average Final Compensation
---------                           ----------------          --------------------------
Michael J. Kowalski                         24                      $1,252,891
James E. Quinn                              16                        $854,583
Beth O. Canavan                             15                        $465,347
James N. Fernandez                          24                        $688,501

                         OTHER COMPENSATION ARRANGEMENTS

        Mr. Chaney's Retirement Benefits. As indicated above, Mr. Chaney is not eligible for benefits under either the Pension Plan or the Supplemental Retirement Income Plan. An alternative arrangement to fund retirement benefits for Mr. Chaney was in effect until he retired as Chief Executive Officer. Prior to his retirement as Chief Executive Officer, Tiffany credited $25,000 per calendar quarter, plus accrued interest at a prime rate, to an account in his favor. This was done under the terms of a deferred compensation agreement entered into with Mr. Chaney in December 1989. The account is maintained on the books of Tiffany as a liability to Mr. Chaney.

        Upon Mr. Chaney's resignation as Chief Executive Officer on January 31, 1999, the deferred compensation agreement was amended to provide for the discontinuance of accruals to his account after December 31, 1998. As of February 1, 1999, the balance in this account was $2,644,701.78. Commencing in March 1999, Tiffany became obligated under the Agreement to pay Mr. Chaney a monthly annuity of $22,449.35 from the account. This obligation terminates on Mr. Chaney's death. On his death, the excess, if any, of the balance in his account as of February 1,1999, over the sum of all annuity payments actually made will be paid to Mr. Chaney's estate. Mr. Chaney is also entitled to participate in the annual retirement benefit for non-employee directors.

        Retention Agreements. The Company and Tiffany have entered into retention agreements with each of the executive officers. These agreements would provide a covered executive with compensation if he or she should incur an "involuntary termination" after a "change in control." The purpose of these agreements is to keep our management team in place and focused on their job duties should discussions of a "change in control" ever occur. An "involuntary termination" does not include a termination for cause, but does include a resignation for good cause.

        When, if ever, a "change in control" occurs, the covered executives would have fixed, or guaranteed, terms of employment under their retention agreements as follows: three years in the case of Mr. Kowalski and Mr. Quinn and two years for all other executive officers. If the executive incurs an involuntary termination during his or her term, compensation, keyed to the length of his or her term, would be payable to the executive as follows:

        -   two or three times salary and bonus as severance,
        - a payment equal to the present value of two or three years of additional years of service credit under the Supplemental Retirement Income Plan, and
        - two or three years of benefits continuation under Tiffany's health and welfare plans.

        Other Benefits on a Change in Control. The covered executives may receive other benefits in connection with a "change in control," such as accelerated vesting of stock options or pension benefits under the Supplemental Retirement Income Plan. Because a covered executive's receipt of payments and benefits in connection with a "change in control" may trigger a 20% excise tax under Section 280G of the Internal Revenue Code, the retention agreements contain "gross-up" provisions. Under these provisions, the Company or Tiffany must pay the covered executive's excise tax and any additional income tax resulting from the gross-up provisions. If the gross-up provisions are triggered, the Company or Tiffany, as the case may be, will be unable to deduct most of the "change in control" payments and benefits.

        Split Dollar Agreements. Tiffany maintains split-dollar life insurance agreements with its executive officers, including Mr. Kowalski, Mr. Chaney, Mr. Quinn, Mrs. Canavan and Mr. Fernandez. Under those agreements, Tiffany pays the premiums for executive life insurance and will be repaid for those premium payments from the death benefit. In fiscal 2002 no premium payments were made in respect of the any split-dollar life insurance policy out of concern that such payments might be prohibited as loans under Section 402(a) of the Sarbanes-Oxley Act of 2002.

        Unless and until there is a "change in control," Tiffany has the right to terminate those split-dollar agreements. If there is a "change in control," Tiffany loses that right, and will then be bound to continue to pay premiums until the maturity date of each executive's agreement, which is when the executive reaches age 65, or age 75 in the case of Mr. Chaney. At the maturity date, the cash value of each policy will be sufficient for the following purposes:

        -   to repay Tiffany its premium investment, and
        - to continue the policy in force, without payment of further premiums, with a death benefit equivalent to twice the executive's average annual salary and bonus compensation for the last three calendar years prior to termination of employment.

        Vesting of Options and Retirement Benefits on a Change in Control. In the event of a "change in control" of Tiffany & Co., all options granted under its various stock option plans become exercisable in full. In addition, all benefits under the Supplemental Retirement Income Plan become vested and payable at retirement age, but only if, at the time of the "change in control," benefits are also vested under the Pension Plan.

        Definition of a Change in Control. For purposes of the split-dollar agreements, the Supplemental Retirement Income Plan and the stock options, the term "change in control" means that one of the following events has occurred:

        - any person or group of persons acting in concert, and by person we mean an individual or organization, acquires thirty-five percent or more in voting power or stock of Tiffany & Co., including the acquisition of any right, option, warrant or other right to obtain such voting power or stock, whether or not presently exercisable, unless the acquisition is authorized or approved by the Board of Directors;
         - a majority of the Board of Directors is, for any reason, not made up of individuals who were either on the Board on January 21, 1988, or, if they became members of the Board after that date, were approved by the directors; or
         - any other circumstance which the Board deems to be a "change in control."

         For purposes of the retention agreements, a "change in control" includes the above events, as well as additional events amounting to a change in control of the Company or Tiffany, even if the Board has approved of such events. Such events could include a so-called "friendly" acquisition of the Company or Tiffany.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following is the Compensation Committee's report on executive compensation:

         The Committee's overall compensation policy is to provide a reward structure that will motivate the officers to achieve the Company's strategic and financial goals, retain and attract competent personnel and link the interests of management with those of the stockholders.

                  (i) Incentive Awards and other Cash Bonuses

                  The Committee believes that the portion of an officer's compensation that is "at risk" (subject to adjustment for corporate and/or individual performance factors) should vary proportionally to the amount of responsibility the officer bears for the Company's success. The Committee adheres to that philosophy in establishing target bonuses.

                  Each January, the Committee establishes a target bonus for the coming fiscal year as a percentage of the base salary of each executive officer. For fiscal 2002 and 2003, 75% was the target for Mr. Kowalski; the target ranged from 35% to 50% for the other executive officers. Mr. Chaney was not assigned a target.

                  Under the terms of the 1998 Employee Incentive Plan, bonuses that are calculated solely on the basis of an increase or decrease in the Company's consolidated net earnings in accordance with a formula are "Incentive Awards." Incentive Awards are "performance-based compensation" under Section 162(m) of the Internal Revenue Code. See below. The bonus arrangements for Mrs. Canavan and Messrs. Kowalski, Quinn and Fernandez for both fiscal 2002 and 2003 were structured as Incentive Awards. The bonus arrangements for the other executive officers were not.

                  The Incentive Award calculation for fiscal 2002 was performed by the Committee in January of 2003 on the basis of estimated net earnings. As permitted by the 1998 Employee Incentive Plan, the Committee applied an adjustment to estimated net earnings to calculate reduced Incentive Awards; this reduction was deemed necessary to eliminate the positive effect on earnings arising from the recognition of certain tax benefits and the negative effect caused by the acquisition of Little Switzerland Inc. Both these events were not anticipated when the Incentive Award formula was set. As a consequence of these adjustments, Incentive Awards were reduced by approximately 29% from target. Bonuses to the other executive officers were reduced by the same percentage. Actual bonus payments were recalculated in March on the basis of actual reported earnings, as so adjusted.

                  In awarding bonuses to executive officers that were not Incentive Awards, the Committee was largely influenced by the Incentive Award calculation.

                  (ii)  Salaries and Benefits

                  The Committee believes that the Company's compensation and benefits program for its executives is generally competitive with the program generally offered by comparable retailers and direct marketing organizations. This program enables the Company to retain and attract competent management personnel.

                  To assess the competitiveness of the compensation offered to the Company's executive officers, the Committee reviewed an analysis prepared by a nationally recognized compensation consulting firm. That analysis included data concerning compensation provided by companies in the Peer Company Group referred to under "PERFORMANCE OF TIFFANY & CO. STOCK" below (to the extent data was available), a survey of 11 companies in the specialty retail industry with revenues in the $2 billion range, a survey of 51 companies in the retail/wholesale industry, a general industry sample of 119 companies with revenues in the $1 billion to $3 billion range and a general industry sample of 657 companies. The Committee believes that a competitive market for the services of retail executives exists, even among firms that are not peers of the Company or that operate in a different line of business.

                  Executive salaries are reviewed by the Committee in January of each year and typically are adjusted on the basis of merit and relevant competitive factors.

                  (iii)  Stock Options

                  Options to purchase the common stock of the Company are granted to executive officers in January of each year, and may be exercised, when vested, to purchase common stock at its fair market value as of the date of the option grant. Options vest and become exercisable in four equal annual installments beginning with the first anniversary of the grant date; non-vested installments are forfeited if the option holder leaves the Company.

                  Option grants are authorized by the Subcommittee. The Subcommittee believes that the greater the officer's position and level of responsibility within the Company, the greater the desirability for compensation that is linked to the long-term interests of the stockholders. For that reason, the size of option grants is generally tied to the individual's level of responsibility within the Company. In determining the size of each option grant the Subcommittee also considers, in certain cases, subjective factors, such as the individual's potential for further growth within the Company and his or her past performance. The size of an option grant in any one year is not necessarily indicative of the size of option grants to be awarded in future years.

                  (iv) Limitation Under Section 162(m) of the Internal Revenue Code

                  Section 162(m) of the Internal Revenue Code generally denies a federal income-tax deduction to a publicly-held corporation for compensation in excess of $1 million per year paid to certain persons. These include persons who were, as of the last day of the corporation's taxable year, (i) the chief executive officer or (ii) among the four highest-compensated officers. This denial of deduction is subject to an exception for certain "performance-based compensation," including the stock options and Incentive Awards discussed above. The Board of Directors does not believe that it would be in the best interests of the Company to adopt a policy that would preclude compensation arrangements subject to deduction limitations.

         Signed:

         Rose Marie Bravo
         Samuel L. Hayes III
         Abby F. Kohnstamm
         Charles K. Marquis
         William A. Shutzer

           Members of the Compensation Committee

                       PERFORMANCE OF TIFFANY & CO. STOCK

         The following graph compares changes in the cumulative total shareholder return on Tiffany & Co.'s stock for the previous five fiscal years to returns for the same five-year period on (i) the Standard & Poor's 500 Stock Index, and (ii) a peer group index. Cumulative shareholder return is defined as changes in the closing price of our stock on the New York Stock Exchange, adjusted to reflect two-for-one stock splits that occurred in July 1999 and 2000, plus the reinvestment of any dividends paid on our stock.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
             TIFFANY & CO., S&P 500 INDEX, AND THE PEER GROUP INDEX


                              (PERFORMANCE GRAPH)


                          1/31/1998    1/31/1999    1/31/2000    1/31/2001    1/31/2002    1/31/2003
                          ---------    ---------    ---------    ---------    ---------    ---------
Tiffany & Co.             $   100.00   $   149.93   $   386.73   $   390.56   $   374.18   $   245.00
Standard & Poors 500      $   100.00   $   130.68   $   142.40   $   139.50   $   115.42   $    87.38
Peer Group                $   100.00   $   150.68   $   141.79   $   141.10   $   160.63   $   159.13

ASSUMES AN INVESTMENT OF $100 ON JANUARY 31, 1998 IN TIFFANY & CO. STOCK AND EACH OF THE TWO INDICES AND THE REINVESTMENT OF ANY SUBSEQUENT DIVIDENDS.

TOTAL RETURNS ARE BASED ON MARKET CAPITALIZATION; INDICES ARE WEIGHTED AT THE BEGINNING OF EACH PERIOD FOR WHICH A RETURN IS INDICATED.

PEER COMPANY GROUP: Coach, Inc.; Gucci Group N.V.; Movado Group Inc.; Neiman Marcus Group, Inc.; Nordstrom Inc.; Sotheby Holdings Inc.; Williams Sonoma Inc.; and Zale Corp. (LVMH, Moet Hennessy Louis Vuitton, which, in previous years was a part of the Peer Company Group is no longer traded in the United States).

                 DISCUSSION OF PROPOSALS PRESENTED BY THE BOARD

ITEM I - ELECTION OF THE BOARD OF DIRECTORS

         Each year, we elect directors at an Annual Meeting of Stockholders. At the 2003 Annual Meeting, eight directors will be elected. Each of them will serve until he or she is succeeded by another qualified director or until his or her earlier resignation or removal from office.

         It is not anticipated that any of this year's nominees will be unable to serve as a director, but if that should occur before the Annual Meeting, the Board may either propose another nominee or reduce the number of directors to be elected. If another nominee is proposed, you or your proxy will have the right to vote for that person at the Annual Meeting.

         Information concerning each of the nominees is set forth below:

------------------------------------

Michael J. Kowalski                 Mr. Kowalski, 51, is Chairman of the Board
                                    of Directors and Chief Executive Officer of
                                    Tiffany & Co. He succeeded Mr. Chaney as
                                    Chairman at the end of fiscal year 2002 and as Chief Executive Officer in February of
                                    1999. Prior to his appointment as President in January 1996, he was an Executive Vice
                                    President of Tiffany & Co., a position he had held since March 1992. Mr. Kowalski also served as Tiffany & Co.'s Chief Operating
                                    Officer from January 1997 until his
                                    appointment as Chief Executive Officer. He became a director of Tiffany & Co. in January 1995. Mr. Kowalski also serves on the Board of Directors of Fairmont
                                    Hotels and Resorts and is awaiting
                                    confirmation of his appointment to the Board of Directors of The Bank of New York. The
                                    Bank of New York is Tiffany's principal
                                    banking relationship, serving as
                                    Administrative Agent and a lender under a Revolving Credit Facility and as trustee of Tiffany's Employee Pension Plan.

------------------------------------

Rose Marie Bravo                    Ms. Bravo, 52, is Worldwide Chief Executive
                                    of Burberry Limited and is a member of its Board of Directors. Ms. Bravo previously served as President of Saks Fifth Avenue from 1992 to 1997. Ms. Bravo became a director of Tiffany & Co. in October 1997 when she was selected by the Board of Directors to fill a newly created directorship.

------------------------------------

------------------------------------

William R. Chaney                   Mr. Chaney, 70, is the former Chairman of
                                    the Board of Directors. He resigned that office effective January 31, 2003. Mr.
                                    Chaney joined Tiffany in January 1980 as a member of its Board of Directors and was named Chairman and Chief Executive Officer of Tiffany & Co. in August 1984. He resigned as Chief Executive Officer effective
                                    February 1, 1999. Prior to joining Tiffany, he served as an executive officer of Avon
                                    Products, Inc. Mr. Chaney also serves on the Boards of Directors of The Bank of New York, the Atlantic Mutual Companies and Provident
                                    Holdings, Inc. The Bank of New York is
                                    Tiffany's principal banking relationship, serving as Administrative Agent and a lender under a Revolving Credit Facility and as trustee of Tiffany's Employee Pension Plan.

------------------------------------

Samuel L. Hayes III                 Prof. Hayes, 68, was the Jacob H. Schiff
                                    Professor of Investment Banking at the
                                    Harvard Business School from 1975 to 1998, when he became the Jacob H. Schiff Professor
                                    Emeritus. He was elected a director of
                                    Tiffany & Co. in 1984. He also serves on the Boards of Directors of the Eaton Vance Group of Funds and Telect, Inc.

------------------------------------

Abby F. Kohnstamm                   Ms. Kohnstamm, 49, is the Senior Vice
                                    President, Marketing of IBM Corporation. In this capacity, she has overall responsibility for marketing at IBM. Prior to joining IBM in June 1993, Ms. Kohnstamm held a number of senior marketing positions at American Express. Ms. Kohnstamm also serves on the Board of Trustees of Tufts
                                    University and the Board of Overseers at New
                                    York University's Stern School of Business.
                                    She became a director of Tiffany & Co. in July 2001, when she was selected by the Board of Directors to replace a retiring director. IBM Corporation and its affiliated companies provide data-processing and communication hardware, software and services to Tiffany and purchase business gifts from Tiffany.

------------------------------------

------------------------------------

Charles K. Marquis                  Mr. Marquis, 60, is a Senior Advisor to
                                    Investcorp International, Inc. From 1974 through 1998, he was a partner in the law firm of Gibson, Dunn & Crutcher L.L.P. He was elected a director of Tiffany & Co. in 1984. Mr. Marquis also serves on the Boards of Directors of CSK Auto Corporation,
                                    Jostens, Inc. and Werner Holding Co.

------------------------------------

James E. Quinn                      Mr. Quinn, 51, is President of Tiffany &
                                    Co., responsible for sales throughout the world. Prior to his appointment as Vice
                                    Chairman in January 1998, Mr. Quinn was an
                                    Executive Vice President of Tiffany & Co., a position he had held since March 1992. He became a director of Tiffany & Co. in January 1995. He is also a member of the Boards of Directors of BNY Hamilton Funds,
                                    Inc. and Mutual of America Capital
                                    Management.

------------------------------------

William A. Shutzer                  Mr. Shutzer, 56, is a Managing Director of
                                    Lehman Brothers. He previously served as a Partner in Thomas Weisel Partners LLC, a merchant banking firm, from 1999 through 2000, as Executive Vice President of ING
                                    Baring Furman Selz LLC from 1998 through
                                    1999, President of Furman Selz Inc. from
                                    1995 through 1997 and as a Managing Director of Lehman Brothers and its predecessors from 1978 through 1994. He was elected a director of Tiffany & Co. in 1984. Mr. Shutzer is also a member of the Boards of Directors of Jupiter Media Corp. Blount International,
                                    Inc., Practice Works, Inc.,
                                    and RSI Holding Corp. Lehman Brothers
                                    provides investment banking services to the Company.

-----------------------------------

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL EIGHT NOMINEES FOR DIRECTOR.

ITEM II - APPROVAL OF AN AMENDMENT TO THE 1998 EMPLOYEE INCENTIVE PLAN

The Company's 1998 Employee Incentive Plan (the "Incentive Plan") was approved by the stockholders at their 1998 Annual Meeting. At their 2000 Annual Meeting, the stockholders approved the first amendment to the Incentive Plan.

On January 16, 2003, the Board of Directors adopted a further amendment to the Incentive Plan. If that amendment is approved by the stockholders at their 2003 Annual Meeting, the Company will have the authority to issue an additional four million shares of the Company's common stock under the Incentive Plan.

If the proposed amendment is approved, the formal text of subsection 4.2 of the Incentive Plan will be modified to read as follows:

         "4.2     Shares Subject to Plan.

         (a) (i) Subject to the following provisions of this subsection 4.2, the maximum number of Shares that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (I) [Eight Million (8,000,000)] TWELVE MILLION (12,000,000) Shares; (II) any Shares available for future awards under the Company's 1986 Stock Option Plan, as amended (the "1986 Plan") as of May 1, 1998; (III) any Shares that are represented by awards granted under the 1986 Plan which are forfeited, expire or are canceled without delivery of Shares or which result in the forfeiture of Shares back to the Company; and (IV) up to One Million (1,000,000) Shares, to the extent authorized by the Board, which are reacquired in the open market or in a private transaction after the Effective Date, provided, however, that the aggregate number of shares available under categories (II), (III), and
         (IV), shall not exceed Three Million (3,000,000) Shares." (BOLD indicates new material; [strikethrough] indicates deleted material) (text of Incentive Plan previously amended to reflect adjustments required for the two-for-one stock splits that became effective in July 1999 and 2000, respectively).

                 [ABOVE STRIKETHROUGH TEXT ENCLOSED IN BRACKETS]

The Board of Directors believes the Incentive Plan is advantageous to the Company and that the amendment should be approved because the plan:

- provides flexible and competitive compensation programs that retain and attract employees for the Company and its subsidiaries,

- motivates key employees to achieve the Company's operating and strategic goals, and
- links the interests of key employees with those of the Company's other stockholders.

FOLLOWING IS A SUMMARY OF THE MATERIAL FEATURES OF THE INCENTIVE PLAN.

In the summary that follows, all share numbers and option prices have been adjusted as necessary to reflect the two-for-one splits of the Company's common stock that became effective in July 1999 and 2000, respectively.

Increase in Maximum Number of Shares. The maximum number of shares of common stock that may be issued under all Incentive Plan awards is now 11,000,000 shares. If the amendment to the Incentive Plan is approved by the Company's stockholders, the maximum number of shares of common stock that may be issued under all Incentive Plan awards will be increased to 15,000,000 shares. This maximum is subject to adjustment. See Maximum Number of Shares and Adjustments for Corporate Transactions below.

Stock Options Already Granted Under the Plan. To date, only awards of non-qualified stock options ("NQSOs") and cash have been made.

The following table provides information concerning NQSOs that have been granted through March 25, 2003 to employees of the Company's subsidiaries under the Incentive Plan:

                                                        PERCENT OF        WEIGHTED
          PERSON OR GROUP              AGGREGATE      SHARES GRANTED      AVERAGE
           GRANTED NQSOS             SHARES GRANTED  TO ALL EMPLOYEES  EXERCISE PRICE
           -------------             --------------  ----------------  --------------
Michael J. Kowalski                       995,000            9%          $  25.8212
  Chairman and CEO

William R. Chaney                         220,000            2%          $  27.8559
  (former Chairman)

James E. Quinn                            725,000            7%          $  25.5125
  President

Beth O. Canavan                           308,000            3%          $  29.8526
  Executive Vice
President

James N. Fernandez                        553,000            5%          $  26.2261
  Executive Vice
President and Chief
  Financial Officer


All Executive Officers as a Group       3,825,000           36%          $  27.0418

All Employees Who Are Not Executive     6,850,200           64%          $  28.1058
  Officers as a Group

TOTAL                                  10,675,200          100%          $  27.7245

As of March 25, 2003, there were 564,022 shares remaining available for grant under the Incentive Plan.

Market Value Per Share. As of March 25, 2003, the market value of one share of the Company's Common Stock, $0.01 par value, was $25.9950 calculated as the mean between the lowest and highest reported sales price of such a share on such date as reported in the New York Stock Exchange Composite Transactions Index.

Administration of the Incentive Plan. The Incentive Plan is administered by the Stock Option Subcommittee of the Compensation Committee which consists of two or more directors selected by the Board of Directors (the "Committee"). The Committee has the authority to determine:

         -        employees to whom awards are granted,
         -        the size and type of awards, and
         -        the terms and conditions of such awards.

Number and Identity of Future Participants and Form of Awards Not Yet Determined. The number and identity of participants to whom awards will eventually be made has not yet been determined. The form of such awards is at the discretion of the Committee. It is not possible at this time to provide specific information as to actual future award recipients or the form of such awards.

Awards Available under the Incentive Plan. Following are summaries of the various awards available under the Incentive Plan.

                                Options and SARs

         The grant of a stock option entitles the holder to purchase a specified number of shares of the Company's Common Stock at an exercise price specified at the time of grant.

         Stock options may be granted in the form of NQSOs or incentive stock options ("ISOs"). Grants of ISOs must fulfill the requirements applicable to an "incentive stock option" described in Section 422(b) of the Internal Revenue Code.

         The grant of a stock appreciation right ("SAR") entitles the holder to receive the appreciation value, if any, for a specific number of shares of the Company's common stock over a specific time period. The Committee may provide the appreciation value in cash or in shares. The appreciation value is equal to all or a portion of the growth in the fair market value over an exercise price specified at the time of grant.

         The Incentive Plan limits the discretion of the Committee with respect to Options and SARs as follows:

                  -        the term of an option or SAR may not exceed 10 years,
                  - the per-share exercise price of each option or SAR must be established at the time of grant or determined by a formula established at the time of grant,
                  - the exercise price may not be less than 100% of fair market value as of the "pricing date",
                  - the per-share exercise price may not be decreased after grant except for adjustments made to reflect stock splits and other corporate transactions (see Maximum Number of Shares and Adjustments for Corporate Transactions below),
                  - neither an option nor an SAR may be surrendered for a new option or SAR with a lower exercise price and
                  - the pricing date must generally be the grant date, subject to limited exceptions.

                                  Stock Awards

         A stock award is the grant of shares of the Company's Common Stock or a right to receive such shares, their cash equivalent or a combination of both. Each stock award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

                              Cash Incentive Awards

         Cash awards may be granted as determined by the Committee. Terms of cash awards must be set out by agreement, which may specify performance periods and goals. The Committee has the discretion to adjust pre-established performance goals under certain circumstances.

Settlement of Awards, Deferred Settlements Tax Withholding and Dividend Equivalents. The Committee has the discretion to settle awards through cash payments, delivery of Common Stock, the grant of replacement awards or any combination thereof.

The Committee may permit the payment of the option exercise price to be made as follows:

         -        in cash,
         -        by the tender of the Company's shares of Common Stock, or
         - by irrevocable authorization to a third party to sell shares received upon exercise of the option and remit the exercise price.

Before distribution of any shares pursuant to any award, the Committee may require the participant to remit funds for any required tax withholdings. Alternatively, the Committee's may withhold shares to satisfy such tax requirements. All cash payments made under the Incentive Plan may be net of any required tax withholdings.

The Committee may provide for the deferred delivery of stock upon the exercise of an option or SAR or upon the grant of a stock award. Such deferral can be evidenced by use of "Stock Units" - bookkeeping entries equivalent to the fair market value, from time to time, of a specified number of shares. Stock Units are settled at the end of the applicable deferral period by delivery of shares or as otherwise determined by the Committee.

The Committee has the discretion to provide participants with the right to receive dividends or dividend equivalent payments with respect to the underlying shares of Common Stock.

Duration of the Incentive Plan. No award may be granted under the Incentive Plan after March 19, 2008. However, the plan shall remain in effect as long as any awards are outstanding.

Maximum Number of Shares and Adjustments for Corporate Transactions. Subject to further adjustments for corporate transactions, as discussed below, the maximum number of shares of the Company's Common Stock available for delivery to participants under the Incentive Plan is 11,000,000. If the proposed amendment is approved, this maximum will be increased to 15,000,000 shares.

Shares subject to an award that are not delivered because of forfeiture, cancellation or cash settlement become available for further grant. If a participant exercises an option by delivery of previously-owned shares in payment of the exercise price, only the excess of the shares issued to the employee above the number of shares delivered in payment will be counted against the maximum.

The maximum number of shares which may be delivered under the Incentive Plan is subject to further adjustment for corporate transactions, such as:

         -        stock splits, stock dividends and stock distributions,
         - any other transaction in which outstanding shares of Common Stock are increased, decreased, changed or exchanged, or
         - a transaction in which cash, property, Common Stock or other securities are distributed in respect of outstanding shares.

If such a corporate transaction occurs, the Committee will make appropriate adjustments in:

         - the number and/or type of shares for which awards may be granted under the Incentive Plan after such transaction, and
         - the number and/or type of shares or securities for which awards then outstanding under the Incentive Plan may be exercised after such transaction - such adjustments would be made without changing the aggregate exercise price applicable to the unexercised portions of outstanding options or SARs.

For example, to adjust for the last corporate transaction - the two-for-one stock split that became effective in July 2000 - the Committee doubled the maximum number of shares that could be issued under the Incentive Plan. The Committee also doubled the number of unexercised shares that were the subject of outstanding options and cut the corresponding per-share exercise price in half.

Other Limits Under the Incentive Plan. Subject to further adjustment for corporate transactions, as discussed above, the Incentive Plan imposes the following limits:

         -        shares that may be issued as ISOs -- 1,000,000,
         -        shares that may be issued as stock awards - 1,000,000,
         - shares that may be granted in any one fiscal year to any one participant pursuant to any and all awards -- 400,000, and
         - maximum aggregate cash pay-out in any one fiscal year for cash awards to a "covered executive" -- $2,000,000.

The last two limits mentioned above will not apply if the Committee determines that the award(s) in question to a "covered executive" will not be designed to be tax deductible (see Section 162(m) of the Code below).

Amendment of Incentive Plan. The Board of Directors may, at any time, amend or terminate the Incentive Plan. However, the approval of the Company's stockholders will be required for any amendment (other than adjustments for corporate transactions) which would:

         - increase the maximum number of shares that may be delivered under the Incentive Plan as described in Maximum Number of Shares and Adjustments for Corporate Transactions above,
         - increase any of the limits described above under Other Limits Under the Incentive Plan, or
         - decrease the minimum exercise price for an option or SAR or permit the surrender of an option or an SAR as consideration in exchange for a new award with a lower exercise price, each as described above under Options and SARs, or
         - increase the maximum term of an Option or SAR as described above under Options and SARs.

Federal Income Tax Consequences of Incentive Plan Awards. The Company believes that under present law and regulations the federal income tax treatment of the various awards that may be made under the Incentive Plan will be as described below. In general, the Company's and its subsidiaries' right to claim a deduction is subject to the requirements of Section 162(m) of the Code (see
Section 162(m) of the Code below).

         The grant of an NQSO will not have any tax consequence to the Company nor to the participant. The exercise of an NQSO will require the participant to include in his or her taxable ordinary income the amount by which the fair market value of the acquired shares on the exercise date exceeds the option price. Upon a subsequent sale or taxable exchange of shares acquired upon the option exercise, the participant will recognize long- or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares (the fair market value on the exercise date). The Company will be entitled to a deduction at the same time and in the same amount as the participant is in receipt of income in consequence of his or exercise of an NQSO.

         The grant of an ISO will not have any tax consequence to the Company nor to the participant. The exercise of an ISO will not cause the participant to realize ordinary taxable income nor permit the Company to take a deduction unless the participant disposes of the acquired shares within the later of two years after the grant of the option and one year after the date of the exercise. (However, for purposes of computing the participant's alternative minimum tax liability, the spread between the option price and the stock's fair market value on the date of the ISO exercise is treated as income.) If the participant fails to achieve that minimum holding period before deposition, the participant will be treated as though he or she had exercised a NQSO for tax purposes and the Company will be treated as though the participant had exercised a NQSO (see NQSOs above). If the participant achieves the minimum holding period, any gain or loss that is realized on the subsequent disposition of such shares will be treated as long-term capital gain or loss.

         The grant of an SAR will not have any tax consequence to the Company nor to the participant. The exercise of an SAR will require the participant to include in his or her taxable ordinary income the amount of any cash received plus the fair market value of any shares issued as the result of the exercise. Upon a subsequent sale or taxable exchange of shares, if any, acquired upon an SAR exercise, the participant will recognize long- or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares (the fair market value on the exercise date). The Company will be entitled to a deduction at the same time and in the same amount as the participant is in receipt of income in consequence of his or exercise of an SAR.

         The grant of a stock award will not have any tax consequence to the Company nor to the participant if, at the time of the grant, the shares provided to the participant are subject to a substantial risk of forfeiture, and provided further that the participant chooses not to elect to recognize income. The participant may, however, elect to recognize taxable ordinary income at the time of grant equal to the fair market value of the stock awarded. Failing such an election, as of the date the shares provided to a participant under a stock award are no longer subject to a substantial risk of forfeiture, the participant will recognize taxable ordinary income equal to the fair market value of the stock. The Company will be entitled to a deduction at the same time and in the same amount as the participant is in receipt of income in consequence of the grant of an SAR.

         The participant will recognize taxable ordinary income when he or she is in receipt or constructive receipt of a cash award. The Company will be entitled to a deduction at the same time and in the same amount as the participant is in receipt of income in consequence of the grant of a cash award.

Section 162(m) of the Code The Company's and its subsidiaries' right to claim a tax deduction with respect to compensation provided under the Incentive Plan to covered executives may be subject to the limitations of Section 162(m) of the Code. Section 162(m) provides that no deduction shall be allowed for applicable employee remuneration with respect to any covered executive in excess of $1,000,000 for a taxable year. However, qualified performance-based compensation is not subject to this $1,000,000 limitation. "Covered executives" are the Company's chief executive officer and the four other employees whose compensation is required to be reported to its stockholders under the Securities Exchange Act of 1934 .

Options and SARs granted under the Incentive Plan will be qualified performance-based compensation if:

         - the exercise price is no less than fair market value on the date of the grant,

         - if such plan is approved by the stockholders of the Company (the Incentive Plan was approved in 1998), and

         - if the members of the Committee are all "outside directors" as defined under the Section 162(m) and the regulations promulgated thereunder.

Stock and cash awards under the Incentive Plan may be designed by the Committee to be qualified performance-based compensation. The Committee must specify objective performance goals to be attained over a performance period as a condition to the award. For such awards, the measures of performance used to determine attainment of performance goals over any performance period shall be the Company's consolidated net earnings and/or consolidated earnings per share on a diluted basis. The Committee retains the right to make post-award adjustments to reflect certain extraordinary events.

It is the current intention of the Board of Directors that the Committee shall at all times be composed of persons qualifying as "outside directors" and that the Committee shall consider the effect of Section 162(m) in designing and making awards under the Incentive Plan to covered executives. However, under the Incentive Plan, the Committee has the discretion to make awards that will not be so qualified and may find it in the best interest of the Company to do so from time to time.

The Incentive Plan is not the exclusive means available to the Company to provide incentive compensation to employees of the Company and its subsidiaries.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

ITEM III - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Upon the recommendation of its Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP ("PwC") as independent accountants to examine the Company's consolidated financial statements for fiscal year 2003. We are asking you to ratify our selection.

         PwC has served as the Company's independent accountants since 1984.

         A representative of PwC will be in attendance at the Annual Meeting to respond to appropriate questions raised by stockholders and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

         The Board of Directors may review its selection if its appointment is not approved by the stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS TIFFANY & CO.'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2003.

                                  OTHER MATTERS

STOCKHOLDER PROPOSALS, IN GENERAL

         If you would like to submit the name of a candidate for the Nominating/ Corporate Governance Committee to consider as a nominee for director, you may send your proposal at any time to the Nominating/Corporate Governance Committee, c/o Mr. Patrick B. Dorsey, Secretary, Tiffany & Co., 727 Fifth Avenue, New York, New York 10022.

         If you would like to nominate a candidate for director or bring other business before the stockholders at the 2004 Annual Meeting, which is currently expected to take place on May 20, 2004, you must comply with the following requirements:

         - you must notify the Secretary of Tiffany & Co. in writing no earlier than January 16, 2004, and no later than February 15, 2004,
         - if the matter you wish to present is other than the nomination of a candidate for director, your proposal must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware, and
         - your proposal must contain all of the information required under our By-laws, a copy of which is available, at no charge, from the Secretary.

STOCKHOLDER PROPOSALS FOR INCLUSION IN THE PROXY STATEMENT FOR THE 2004 ANNUAL MEETING

         If you wish to submit a proposal to be included in the Proxy Statement for our 2004 Annual Meeting, we must receive it no later than December 10, 2003. Proposals should be sent to Tiffany & Co. at 727 Fifth Avenue, New York, New York, 10022, addressed to the attention of Patrick B. Dorsey, Secretary.

REMINDER TO VOTE

         Please be sure to either complete, sign and mail the enclosed proxy card in the return envelope provided or call in your instructions or vote by Internet as soon as you can so that your vote may be recorded and counted.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ Patrick B. Dorsey

                                    Patrick B. Dorsey
                                    Secretary

                                    New York, New York
                                    April 8, 2003

                                                                      Appendix 1

                         CHARTER OF THE AUDIT COMMITTEE

                          OF THE BOARD OF DIRECTORS OF

                                  TIFFANY & CO.

           (AS REVISED BY THE BOARD OF DIRECTORS ON JANUARY 16, 2003)

         This Charter governs the operations of the Audit Committee.

Composition  of the Committee.

      The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors.

      Each of the directors serving on the Audit Committee shall be "independent" under the provisions of 10A of the Securities Act of 1934 as amended by the Sarbanes-Oxley Act of 2002 and shall have been affirmatively determined by the Board of Directors to be an "independent director" under the New York Stock Exchange Corporate Governance Standards.

      Each of the directors serving on the Audit Committee shall be "financially literate" as that qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

      In addition, at least one member of the Audit Committee shall have accounting or related management "expertise" as that qualification is interpreted by the Board of Directors in its business judgment.

      Finally, at least one member of the Audit Committee shall qualify as a "financial expert" as that term is interpreted by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

      The members of the Audit Committee shall be elected by the Board of Directors annually and shall serve until their successors are duly elected and qualified. Unless a Chair is elected by the full Board of Directors, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

Purpose of Committee.

      The Purpose of the Audit Committee is to:

                  (A) assist the Board of Directors in its oversight of (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of the Company's internal audit function and independent auditors;

                  (B) prepare the report of the Audit Committee required by Security and Exchange Commission Rules to be included in the Company's annual proxy statement.

Duties and Responsibilities.

         The duties and responsibilities of the Audit Committee are:

                  (A) to retain and terminate the Company's independent auditors and, to that end, the Audit Committee shall be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the Company (including resolution of disagreements between Company management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered public accounting firm shall report directly to the Audit Committee;

                  (B) at least annually, to obtain and review a report by the independent auditor describing: the independent auditor's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the Company;

                  (C) discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations";

                  (D) discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

                  (E) as appropriate, obtain advice and assistance from outside legal, accounting or other advisors;

                  (F) discuss policies with respect to risk assessment and risk management;

                  (G) meet separately, periodically, with management, with internal auditors and with independent auditors;

                  (H) review with the independent auditor any audit problems or difficulties and management's response;

                  (I) set clear hiring policies for employees or former employees of the independent auditors;

                  (J)   report regularly to the Board of Directors;

                  (K) establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

                  (L) to review the adequacy of the Company's systems of internal accounting and financial controls;

                  (M) to approve in advance all audit services, including comfort letters, as well as non-audit services, including tax services, to be rendered by the Company's public accounting firm;

                  (N) to report its conclusions and concerns to the Board of Directors; and

                  (O) to conduct, or have conducted, an annual performance evaluation of the Audit Committee as required by the New York Stock Exchange Corporate Governance Standards.

 Authority and Funding.

      The Audit Committee shall have all authority necessary or implied in order to carry out its duties and responsibilities. Without limitation to the generality of the foregoing, the Audit Committee shall have the authority to engage independent counsel, outside auditors for special audits, reviews and other procedures, and other advisers, experts and consultants, as it determines necessary to carry out its duties and responsibilities.

      The officers of the Company shall provide and make available to the Audit Committee, as it may determine, in its capacity as a committee of the Board of Directors, funds for payment of compensation to the registered public accounting firm employed by the issuer for the purpose of rendering or issuing an audit report and to any advisers employed by the Audit Committee pursuant to the foregoing paragraph.

      The Audit Committee may require that the head of the Company's internal audit department, any other officer or employee of the Company, the Company's outside counsel or the external auditor attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

Meetings.

      The Audit Committee shall meet as often as necessary to fulfill its functions, but no less than quarterly.

Responsibilities of Others.

      In the performance of its duties and responsibilities, it is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or to assure compliance with laws. These are the responsibilities of management and the internal audit department. The external auditor is responsible for the audit of the Company's financial statements in accordance with the standards of the profession.

Processes.

      In carrying out its responsibilities, the Audit Committee's policies and procedures should remain flexible in order to react to changing conditions and circumstances.

      The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with understanding that the Audit Committee may alter or supplement them as appropriate.

      1. Annually, the Audit Committee shall appoint and determine the compensation of the registered public accounting firm to be employed by the Company for the purpose of preparing or issuing an audit report or related work and such registered public accounting firm shall report directly to the Audit Committee.

      2. The Audit Committee shall discuss with the internal auditors and the external auditor the overall scope and plans for their respective audit work.

      3. The Audit Committee shall ensure that the external auditor submits annually a formal written statement delineating all relationships between the external auditor and the Company. The Audit Committee is responsible for engaging in a dialogue with the external auditor with respect to such disclosed relationships that may affect the objectivity and independence of the external auditor and taking appropriate action to satisfy itself or the external auditor's independence.

      4. The Audit Committee shall establish policies and procedures for the engagement of the external auditor to provide such non-audit services as may be legally performed, and for determining the compensation to be paid for such services, and consider whether the external auditor's performance of any non-audit services is compatible with the external auditor's independence.

      5. The Audit Committee shall discuss with management, the internal auditors and, to the extent appropriate, the external auditor the adequacy and effectiveness of the Company's accounting and financial records and system for monitoring and managing business risk and legal compliance programs. Further, the Audit Committee shall meet separately with the head of the Company's internal auditor department and the external auditor, with and without management present, to discuss the results of their examinations.

      6. The Audit Committee shall review and discuss with management and the external auditor the Company's interim financial results to be included in the Company's quarterly reports to be filed with the SEC, and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as it may be modified or supplemented.

      7. The Audit Committee shall review with management and the external auditor the financial statements to be included in the Company's Annual Report on Form 10-K, as well as the auditor's judgment about the quality, not just acceptability, of the Company's accounting principles as applied to its financial reporting. The review shall also include a discussion of the reasonableness of judgments and estimates made in the preparation of the financial statements that may be viewed as critical, as well as the clarity of financial statement disclosure. In addition, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the external auditor under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as it may be modified or supplemented.

      8. Based on its review and discussions of items 3 and 7, the Audit Committee shall recommend to the Board of Directors whether the financial statements should be included in the Annual Report on Form 10-K.

      9. As a whole, or through the Chair, the Audit Committee shall review the impact on the financial statements of significant events, transactions, or changes in accounting principles or estimates, which potentially affect the quality of the financial reporting with management and the external auditor prior to the filing of the Company's reports on Form 10-Q or 10-K, or as soon as practicable if the communications cannot be made prior to its filing.

      10. Management and the external auditor shall discuss with the Audit Committee significant changes to the Company's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the external auditor, the internal auditors or management.

      11. The Audit Committee shall review and reassess this Charter annually and recommend any appropriate changes to the Board of Directors.

      12. The Audit Committee shall maintain minutes of its meetings and regularly report its activities to the Board of Directors.

      13. Annually, the Audit Committee shall review the compensation and performance of the head of the internal audit department. Any change in the incumbent in such position or in his/her compensation shall not be made without the approval of the Audit Committee.

      As required, the Audit Committee shall inquire into and review any significant disagreement that is brought to its attention among or between management and the external auditor or among or between management and the internal auditor in connection with the preparation of the Company's financial statements.

      As required, the Audit Committee shall review with management and the external auditor any pending or threatened action by regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company's financial statements or accounting policies.

Reliance on Information Provided.

      In adopting this Audit Committee Charter, the Board of Directors acknowledges that the Audit Committee members are not employees of the Company and are not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the external auditor's work or auditing standards. Each member of the Audit Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Company that provide information to the Audit Committee and the accuracy and completeness of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary.

                                                           Please Mark Here  [ ]
                                                           for Address
                                                           Change or
                                                           Comments
                                                           SEE REVERSE SIDE


                                                                                       FOR ALL              WITHHELD FOR NOMINEES
Item 1: Election of the following nominees as directors:                               NOMINEES                    NAMED BELOW
        01 Michael J. Kowalski,       05 Abby F. Kohnstamm                               [ ]                         [ ]
        02 Rose Marie Bravo,          06 Charles K. Marquis
        03 William R. Chaney,         07 James E. Quinn
        04 Samuel L. Hayes III        08 William A. Shutzer

Withheld for (write in each nominee's name in the space provided below):

--------------------------------------------------------------------------------

Item 2: Approval of an amendment to the Company's 1998 Employee Incentive Plan           FOR      AGAINST        ABSTAIN
        to increase the maximum number of shares of common stock, $.01 par               [ ]        [ ]              [ ]
        value, that may be delivered to participating employees under the plan from
        8,000,000 to 12,000,000.

Item 3: Approval of the appointment of PricewaterhouseCoopers LLP as independent         FOR      AGAINST         ABSTAIN
        accountants of the Company's fiscal 2003 financial statements.                   [ ]        [ ]              [ ]


I PLAN TO ATTEND THE  ANNUAL MEETING                                                     [ ]

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.


THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR ALL NOMINEES FOR DIRECTOR IN ITEM 1, FOR APPROVAL OF THE AMENDMENT TO THE 1998 EMPLOYEE INCENTIVE PLAN IN ITEM 2 AND FOR APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS IN ITEM 3. SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED.

SIGNATURE    ---------------------SIGNATURE------------------DATE---------------

NOTE: PLEASE DATE AND SIGN EXACTLY AS YOUR NAME APPEARS PRINTED ON THIS CARD. WHEN SHARES ARE HELD BY JOINT OWNERS, ALL SHOULD SIGN. WHEN SIGNING AS FIDUCIARY (E.G., ATTORNEY, EXECUTOR, ADMINISTRATOR, CONSERVATOR, TRUSTEE OR GUARDIAN), PLEASE GIVE TITLE. IF A CORPORATION OR PARTNERSHIP, PLEASE SIGN IN CORPORATE OR PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

                              FOLD AND DETACH HERE

                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

  INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11PM EASTERN TIME THE DAY
                          PRIOR TO ANNUAL MEETING DAY.

    YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

                 INTERNET                                  TELEPHONE                                     MAIL
     HTTP://WWW.EPROXY.COM/TIF                         1-800-435-6710
Use the Internet to vote your proxy.              Use any touch-tone telephone to                 Mark, sign and date
Have your proxy card in hand when                 vote your proxy. Have your proxy                 your proxy card
you access the Web site. You will be       OR     card in hand when you call. You will           and return it in the
prompted to enter your control                    be prompted to enter your control              enclosed postage-paid
number, located in the box below, to              number, located in the box below,                    envelope.
create and submit an electronic  ballot.          and then follow the directions
                                                  given.


                    IF YOU VOTE YOUR PROXY BY INTERNET OR BY
            TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

                                  TIFFANY & CO.
                            PROXY FOR ANNUAL MEETING

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF TIFFANY & CO. (THE "COMPANY") TO BE HELD MAY 15, 2003, AT 10:00 A.M. NEW YORK TIME IN THE ROOF/PENTHOUSE OF THE ST. REGIS HOTEL, 2 EAST 55TH STREET AT FIFTH AVENUE, NEW YORK, NEW YORK. THE BOARD OF DIRECTORS RECOMMENDS: A VOTE "FOR" ALL NOMINEES FOR DIRECTOR IN ITEM 1, "FOR" APPROVAL OF AN AMENDMENT TO THE 1998 EMPLOYEE INCENTIVE PLAN INCREASING THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK THAT MAY BE DELIVERED UNDER THE PLAN IN ITEM 2, AND "FOR" APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS IN
ITEM 3.

SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1, 2 AND 3. IF ANY NOMINEE NAMED ON THE REVERSE SIDE OF THIS CARD IS UNABLE TO SERVE AS A DIRECTOR, THE BOARD OF DIRECTORS MAY NOMINATE ANOTHER PERSON OR PERSONS IN SUBSTITUTION FOR SUCH NOMINEE AND THE PROXIES NAMED BELOW WILL VOTE FOR THE PERSON OR PERSONS SO NOMINATED OR FOR SUCH LESSER NUMBER OF DIRECTORS AS MAY BE PRESCRIBED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints M.J. KOWALSKI, J.N. FERNANDEZ, and P.B. DORSEY, and each of them, proxies, with full power of substitution, to act for the undersigned, and to vote all shares of common stock represented by this proxy which the undersigned may be entitled to vote at the 2003 Annual Meeting of Stockholders (and any adjournment thereof) as directed and permitted on the reverse side of this card and, in their judgment, on such matters as may be incident to the conduct of or may properly come before the meeting.

                                    IMPORTANT

                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE

    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                              FOLD AND DETACH HERE

TIFFANY & CO.
727 Fifth Avenue
New York, N.Y. 10022

   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD THURSDAY, MAY 15, 2003

The Annual Meeting of Stockholders of Tiffany & Co. (the "Company") will be held in the Roof/Penthouse of The St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York on Thursday, May 15, 2003, at 10:00 a.m. New York time to consider and take action on the following:

1. Election of eight (8) directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified;

2. Approval of an amendment to the Company's 1998 Employee Incentive Plan to increase the maximum number of shares of common stock, $.01 par value, that may be delivered to participating employees under the plan from 8,000,000 to 12,000,000; and

3. Approval of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company's fiscal 2003 financial statements.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 25, 2003 will be entitled to notice of and to vote at the meeting or any adjournments thereof. The transfer books will not be closed.

A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of the Company, 600 Madison Avenue, 8th Floor, New York commencing on April 25, 2003 during ordinary business hours.

BY ORDER OF THE BOARD OF DIRECTORS

Patrick B. Dorsey
Secretary
New York, New York
April 8, 2003

YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE, VOTE BY INTERNET OR CALL IN YOUR VOTE.